Exhibit 10
PEPSIAMERICAS, INC.
CHANGE IN CONTROL SEVERANCE PLAN
FOR SENIOR EXECUTIVE EMPLOYEES
(Effective June 19, 2009)
ARTICLE 1. INTRODUCTION
     1.1. Purpose of Plan. This document sets forth the terms of the PepsiAmericas, Inc. Change in Control Severance Plan for Senior Executive Employees. The purpose of this Plan is to encourage Participants to remain with the Company in the context of any potential Change in Control of the Company. This Plan is effective June 19, 2009.
     1.2. Plan Status. This Plan is intended to comply with all relevant provisions of ERISA and is to be interpreted in a manner consistent with its requirements.
ARTICLE 2. DEFINITIONS
     Whenever used herein, the following terms have the following meanings unless a different meaning is clearly intended:
     2.1. “Administrator” means the Company’s Executive Vice President of Human Resources or such other person or committee as may be appointed from time to time by the Committee to supervise the administration of the Plan.
     2.2. “Base Salary” means the Participant’s base annual salary.
     2.3. “Board” means the Company’s Board of Directors.
     2.4. “Bonus” means the annual bonus payable to a Participant under the Company’s annual incentive plan (or equivalent plan).
     2.5. “Cause” means any of the following:
(a)	gross negligence or willful misconduct,

(b)	refusal to carry out job duties or a resignation, in each case other than for Good Reason;

(c)	conviction of or plea of guilty or nolo contendre to a felony; or

(d)	a violation of the Company’s Code of Conduct, Workplace Policy, or Harassment Policy (including discrimination or harassment made on basis of sex, race, nationality, religion, etc.).

     For purposes of this Section, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
     2.6. “Change in Control” means the occurrence of any of the following events:
(a)	any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or the total voting power of the stock of the Company, other than a merger in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company;

(b)	any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) percent or more of the total voting power of the stock of the Company;

(c)	any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company taken as a whole, immediately prior to such acquisition or acquisitions; or

(d)	a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
     Notwithstanding (a), (b), (c) or (d) above, a proposed transaction wherein PepsiCo, Inc. would acquire a less than fifty percent (50%) interest in the Common Stock shall not constitute a Change in Control.
     2.7. “Change in Control Pay” means the greater of a Participant’s Base Salary in effect on (a) the date on which a Change in Control occurs or (b) the Qualifying Termination Date.

     2.8. “Code” means the Internal Revenue Code of 1986, as amended.
     2.9. “Committee” means the Management Resources and Compensation Committee of the Board of Directors of PepsiAmericas, Inc.
     2.10. “Common Stock” means the common stock, par value $0.01 per share, of PepsiAmericas, Inc.
     2.11. “Company” means PepsiAmericas, Inc., its affiliates and subsidiaries and, after a Change in Control, any successor thereto.
     2.12. “Earned Bonus” means Target Bonus in the year of the Qualifying Termination Date multiplied by the payout percentage attributed to the Company’s forecasted (as determined by the Company from time to time) or actual, as applicable, full-year performance under the Company’s annual incentive plan (or equivalent) for the year in which the Qualifying Termination Date occurs.
     2.13. “Employee” means a common law employee of the Company.
     2.14. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.15. “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
     2.16. “Good Reason” means:
(a)	a material diminution in the Participant’s target total compensation (meaning Base Salary, annual bonus opportunity, and target long-term incentive compensation opportunity) other than pursuant to a reduction of total compensation for all salaried Employees of the Company and its affiliates;

(b)	a material diminution in the Participant’s Base Salary, other than pursuant to a reduction in the Base Salary for all salaried Employees of the Company and its affiliates;

(c)	a material diminution in the Participant’s authority, duties, titles, or responsibilities (including budget responsibilities), held by the Participant immediately prior to the Change in Control or any assignment to the Participant of duties or responsibilities that are materially inconsistent with the Participant’s status, offices, titles, and reporting relationships as in effect immediately prior to the Change in Control; or

(d)	(i) any change of the Participant’s principal place of employment to a location more than thirty (30) miles from the Participant’s place of employment immediately prior to the Change in Control, or that increases the Participant’s commuting time by forty-five (45) minutes or more in either direction or (ii) a material increase in the Participant’s travel obligations.

     In order to resign for Good Reason the (i) Participant must provide notice to the Company of the existence of the condition described above within ninety (90) days of the initial existence of any such condition, (ii) Company shall have thirty (30) days following receipt of the notice during which the Company may remedy the condition and not be required to make payment to the Participant in accordance with Section 3.1, (iii) Participant must resign within ninety (90) days after the cure period ends; and (iv) resignation process must be completed within two (2) years after the Change in Control.
     A Participant’s right to resign for Good Reason shall remain in effect for the two-year period following a Change in Control. Consequently, a Participant’s decision to remain employed following a change constituting Good Reason shall not impair the Participant’s right to resign for Good Reason for any other change constituting Good Reason within the two-year period following a Change in Control.
     2.17. “Month of Change in Control Pay” means the Participant’s Change in Control Pay divided by twelve (12).
     2.18. “Monthly Target Bonus” means the Target Bonus divided by twelve (12).
     2.19. “Participant” means a “Named Executive Officer” (as set forth in the Company’s most recently filed proxy statement) and the Company’s other Executive Vice Presidents. The names of such Participants are set forth on Schedule A hereto. Prior to a Change in Control, Participants may from time to time be added to, or deleted from Schedule A as determined by the Committee; provided that any individual who is a Participant on the day prior to a Change in Control shall always be a Participant.
     2.20. “Payment” means any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company to or for the benefit of a Participant.
     2.21. “Plan” means the PepsiAmericas, Inc. Change in Control Severance Plan for Senior Executive Employees.
     2.22. “Qualifying Termination” means upon or within two (2) years of a Change in Control (a) the Company’s termination of the Participant’s employment other than for Cause or Total Disability, or (b) a Participant’s resignation from employment for Good Reason.
     2.23. “Qualifying Termination Date” means the effective date of a Qualifying Termination. The effective date of a Participant’s Qualifying Termination shall be the same as the date the Participant separates from service within the meaning of Section 409A(a)(2)(a)(i) of the Code as a result of the Qualifying Termination.
     2.24. “Salary Continuation” means the severance benefit available to a Participant upon a Qualifying Termination Date that is payable in accordance with Section 3.1.

     2.25. “Section 409A” means Section 409A of the Code.
     2.26. “Separation Agreement” means the Company-provided release and separation agreement that must become irrevocable prior to the commencement of the benefits described in Section 3.1, a copy of which is attached hereto and incorporated by reference as Exhibit A.
     2.27. “Target Bonus” means the greater of the annual target Bonus for the performance period in progress when either the (a) Qualifying Termination Date occurs or (b) Change in Control occurs; provided, however, that for purposes of Section 3.1(b)(ii)(2), subsection (a) shall not apply.
     2.28. “Total Disability” means total disability as set forth in the Company’s Long-Term Disability Plan.
ARTICLE 3. BENEFITS UNDER THE PLAN
     3.1. Plan Benefits. Upon or within two (2) years after a Change in Control, a Participant who has a Qualifying Termination and executes a Separation Agreement shall receive severance benefits in accordance with the provisions of this Section 3.1. Notwithstanding anything in this Section 3.1 to the contrary, Section 3.3 shall govern the form and time of payments to Participants for which Section 409A is applicable.
(a)	Severance. Following the Qualifying Termination Date, the Company shall pay the Participant twenty-four (24) Months of Change in Control Pay plus the Participant’s Monthly Target Bonus for twenty-four (24) months. Payments under this subsection (a) shall be made in installment payments on the Company’s regular payroll dates commencing within sixty (60) days of the Qualifying Termination Date, provided that the Separation Agreement has become irrevocable.

(b)	Earned Bonus.
(i)	Qualifying Termination Date in the Calendar Year of a Change in Control. Participants whose Qualifying Termination Date occurs during the calendar year of the Change in Control shall receive a payment computed as follows: an amount equal to the Participant’s Earned Bonus multiplied by the number of days worked by the Participant during the calendar year, divided by three hundred sixty-five (365).

(ii)	Qualifying Termination Date in One (1) of the Two (2) Calendar Years Following the Calendar Year of a Change in Control. Participants whose Qualifying Termination Date occurs in one of the two calendar years following the calendar year of a Change in Control shall receive a payment equal to the greater of (1) or (2) below, calculated as of the last day of the month prior to the Qualifying Termination Date:

(1)	an amount equal to the Participant’s Earned Bonus multiplied by the number of days worked by the Participant during the calendar year, divided by three hundred sixty-five (365); or

(2)	the amount equal to the Target Bonus that the Participant would have been eligible to receive in the year of the Change in Control, multiplied by the number of days worked by the Participant during the calendar year of the Qualifying Termination Date, divided by three hundred sixty-five (365).
(iii)	Payment of the Earned Bonus shall be made in a lump sum within sixty (60) days of the Qualifying Termination Date provided that the Separation Agreement has become irrevocable.
(c)	Continued Health and Welfare Benefits. Following a Participant’s Qualifying Termination Date, the Company shall provide such Participant with medical, dental, life, and long-term disability insurance coverage at the level provided by the Company to the Participant immediately prior to the Qualifying Termination Date. The Plan benefit described in this subsection shall be provided for twenty-four (24) months, provided however, that if the Participant becomes employed by a new employer, the Participant’s coverage under the applicable Company plans will end when the Participant becomes eligible for such new employer’s coverage. Employee-paid benefits for supplemental life insurance, supplemental Long-Term Disability benefits, supplemental AD&D, dependent life insurance and all other voluntary benefits will end as of the Qualified Termination Date. The Participant shall pay any Employee contribution required for active Employees as in effect from time to time during the first eighteen (18) months of coverage at and after the Qualifying Termination Date, and shall pay the full cost of such coverage for the remaining six (6) months. The Company shall reimburse the Participant during this six-month period for the amount paid by the Participant that exceeds the rates then charged to active Employees for medical and dental coverage (adjusted for taxes on such amounts) on the first day of the month after receipt of the payment by the Company. Following the expiration of this period, the Participant will be eligible to elect COBRA continuation coverage. The period during which medical and dental coverage is continued at the active Employee rates is not included in the period within which the Employee is allowed to continue medical and dental coverage under COBRA.

(d)	Outplacement. Outplacement services selected by the Participant for the period ending on the earlier of the Participant’s reemployment or the one (1) year anniversary of the Participant’s Qualifying Termination Date, with a maximum cost of $50,000 per Participant.

(e)	Financial and Tax Planning Services. Financial and tax planning services for the Participant for the year of the Qualifying Termination Date and for the period of time reasonably necessary to assist with financial issues and the preparation of the next calendar year’s tax return. These services shall be provided by Ayco and paid for by the Company. The scope of such services shall be equal to the financial and tax planning services made available to the Participant immediately prior to the Change in Control.

(f)	Death Benefit. In the event a Participant dies before receiving all severance benefits due under the Plan, the remaining benefits shall be paid, as allowed by law, to the Participant’s estate or as directed by a Court of competent jurisdiction. Payment shall be made in the form of a lump sum within sixty (60) days of the Participant’s death.
     3.2. Exclusive Source of Severance Benefits. During the two-year period following a Change in Control, Participants eligible for severance benefits under this Plan are not eligible for any other Company-provided severance benefit.
     3.3. Section 409A. It is intended that the provisions of this Plan comply (to the extent applicable) with Section 409A and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A (such taxes and penalties “Section 409A Tax”). The right to any installment payments available under the Plan is to be treated as a right to a series of separate payments.
(a)	If, at the time of the Participant’s separation from service (within the meaning of Section 409A) (i) the Participant shall be a specified employee (within the meaning of Section 409A), and (ii) the Company shall make a good faith determination that an amount payable or benefits provided hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A; then the Company shall not pay such amount on the otherwise-scheduled payment date, but shall instead accumulate such amount and pay it on the first business day after such six-month period. Scheduled payments shall then resume in accordance with the terms of the Plan. Payments not subject to Section 409A, for example, that meet the short-term deferral exception, or the severance pay exception shall not be subject to delay.

(b)	If any payment or benefit to be provided under this Plan is delayed as provided in subsection (a) above (a “Delayed Payment”), then interest at the default rate on such Delayed Payment for the period beginning on the date such Delayed Payment would otherwise have been provided in the absence of subsection (a) and ending on the date of receipt of such Delayed Payment shall also be paid by the Company to the Participant at the time of payment. The default rate shall be the Applicable Federal Rate in effect from time to time, compounded annually.

(c)	In the event that the Company determines that any provision of this Plan does not comply with Section 409A and that the Participant may become subject to a Section 409A Tax, the Participant shall cooperate with the Company to execute any amendment to the provisions hereof that are reasonably necessary to avoid the imposition of such Section 409A Tax, but only to the minimum extent necessary to avoid the application of such Section 409A Tax and only to the extent that the Participant would not, as a result, suffer (i) any reduction in the total present value of the amounts otherwise payable to the Participant, or the benefits otherwise to be provided to the Participant, by the Company, or (ii) any material increase in the risk of the Participant not receiving such amounts or benefits.

(d)	Except as specifically permitted by Section 409A, the benefits and reimbursements provided to the Participant under Section 3.1 during any calendar year shall not affect the benefits and reimbursements to be provided to the Participant in any other calendar year, any such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense was incurred and the right to such benefits and reimbursements shall not be liquidated or exchanged for any other benefit.
     3.4. Assignment of Plan Benefits. Under no circumstances may benefits under this Plan be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien or charge, and any attempt to cause any such benefits to be so subjected shall not be recognized, except to the extent required by law.
     3.5. Treatment under Code Section 280G.
(a)	Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that (i) any Payment would be subject to an Excise Tax, and (ii) the reduction of the amounts payable to the Participant under the Plan to the maximum amount that could be paid to the Participant without giving rise to an Excise Tax (the “Safe Harbor Cap”) would provide the Participant with a greater after tax amount than if such amounts were not reduced, then the amounts payable to the Participant under the Plan shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the cash payments under Section 3.1(a). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under the Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to the Participant, no amounts payable under the Plan shall be reduced pursuant to this provision.

(b)	All determinations required to be made under this Section 3.5 shall be made by the public accounting firm that is retained by the Company to provide tax advice as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to the Participant that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c)	If any dispute arises regarding the determination of a Payment or an Excise Tax, then the Company shall pay any and all of the Participant’s professional fees and expenses relating to such dispute, including but not limited to the Participant’s reasonable attorney’s fees.
ARTICLE 4. ADMINISTRATION OF THE PLAN.
     4.1. Administrator. The administration of the Plan shall be under the supervision of the Administrator. The Administrator shall be the named fiduciary of the Plan for purposes of ERISA. The Administrator shall not have the discretionary authority to make eligibility determinations or to construe terms under this Plan or have any other discretionary authority as described herein, and the standard of judicial review of any decisions of the Administrator shall be de novo.
     4.2. Reliance on Tables, Etc. In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Administrator.

     4.3. Claims and Review Procedure.
(a)	Claims Procedure. Any person who believes he or she is being denied any rights or benefits under the Plan may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within ninety (90) days after the claim is received by the Administrator (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances are given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his or her claim.

(b)	Review Procedure. Within sixty (60) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within sixty (60) days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Administrator for the review of the denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific reference to pertinent Plan provisions. The decision on review will be made within sixty (60) days after the request for review is received by the Administrator (or within one hundred twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances are given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.
     4.4. Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee of the Company serving as the Administrator or as a member of a committee designated as Administrator, and any Employee assisting the Administrator in connection with his or her duties (including any Employee or former Employee of the Company who formerly served as Administrator, as a member of such committee, or who assisted the Administrator), against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was undertaken in good faith.
     4.5. Disputes. If a Participant prevails with respect to at least one material issue in a claims dispute (including the administrative review process or any judicial review of a denied claim) brought by the Participant or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, shall indemnify the Participant for the Participant’s reasonable attorneys’ fees and disbursements incurred in such review process or claims adjudication and hereby agrees (a) to pay in full all such fees and disbursements, and (b) to pay prejudgment interest on any monetary judgment obtained by the Participant from the earliest date that payment to the Participant should have been made under this Plan until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in Section 3.3(b).
ARTICLE 5. NO MITIGATION OR OFFSET.
     A Participant shall not be required to mitigate the amount of any payment or benefit provided for under this Plan by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts payable under this Plan. The Company’s obligation to make payments provided under this Plan and otherwise to perform its obligations under the Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others.
ARTICLE 6. AMENDMENT AND TERMINATION OF PLAN.
     Prior to a Change in Control and more than two (2) years after a Change in Control, the Plan may at any time be amended or terminated by the Committee, provided, however, that no such amendment or termination may adversely affect payments or benefits then payable to Participants, or other rights of Participants, under the Plan. During the two-year period following a Change in Control and until the last benefits are paid under the Plan, the Plan may not be terminated or amended with the exception of any amendment pursuant to Section 3.3(c).
ARTICLE 7. MISCELLANEOUS PROVISIONS.
     7.1. Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof will be construed as giving any Participant or other person any legal or equitable right against the Administrator or the Company, and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.
     7.2. Successor and Assigns. Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and the Participant and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Company’s obligations under this

Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The provisions of this Section 7.2 shall continue to apply to each subsequent employer of the Participant hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.
     7.3. Employment Not Guaranteed. Nothing contained in the Plan nor any action taken thereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of the Company.
     7.4. Plan Year. The Plan year shall be the calendar year.
     7.5. Governing Law. To the extent not preempted by ERISA or any other federal statues or regulations, this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principals of choice of law thereof; and any legal proceeding arising out of or in connection with the Plan will be brought in the state or federal courts sitting in the county where the Participant resides on the Qualifying Termination Date.
     7.6. Funding. Benefits are paid from the Company’s general assets.
     7.7. Invalidity. In the event any provision of this Plan is held to be illegal or invalid, the remaining provisions of the Plan shall not be affected thereby.
     7.8. Withholding. The Company will, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Participant hereunder.

Dated: June 19, 2009	PEPSIAMERICAS, INC.
	By:	/s/ Robert C. Pohlad
Robert C. Pohlad
Chief Executive Officer

SCHEDULE A

Name	Position

Robert C. Pohlad	Chairman of the Board and Chief Executive Officer
Kenneth E. Keiser	President and Chief Operating Officer
Alexander H. Ware	Executive Vice President and Chief Financial Officer
G. Michael Durkin, Jr.	Executive Vice President, U.S.
James R. Rogers	Executive Vice President, International
Jay S. Hulbert	Executive Vice President, Supply Chain
Anne D. Sample	Executive Vice President, Human Resources

EXHIBIT A
AGREEMENT FOR SEPARATION AND WAIVER

Name: ____________ (“Employee”)	Hire Date: ____________
     This Agreement between Employee and ____________ is effective on ____________. The benefits to be provided to Employee are fully explained in the Plan and include the items set forth below.
Benefits Summary:
a.	Salary Continuance: ___months

b.	Company payment for continued Health and Insurance benefits for ___weeks

c.	Vacation Pay: ___weeks salary (paid other than pursuant to the Plan)

d.	Bonus: ___

e.	Financial Planning: Employee shall receive the benefits of continued services through calendar ___

f.	Comprehensive outplacement services for up to 12 months utilizing Employee’s choice of outplacement vendors (not to exceed $50,000 in cost)
     EMPLOYEE REPRESENTS AND AGREES THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY TO DISCUSS ALL ASPECTS OF THIS AGREEMENT. EMPLOYEE FURTHER REPRESENTS AND AGREES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. TO THE EXTENT HE HAS EXECUTED THIS AGREEMENT WITHOUT CONSULTING WITH AN ATTORNEY OR PRIOR TO THE EXPIRATION OF THE 21 DAY PERIOD, HE HAS DONE SO VOLUNTARILY. EMPLOYEE FURTHER REPRESENTS AND AGREES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND THAT HE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.
     PLEASE READ THE ENTIRE DOCUMENT CAREFULLY BEFORE SIGNING BELOW. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     By signing below you acknowledge and agree that you have read, understood and signed or initialed each page of this Agreement.

Employee	For HR Use Only
Date
Presented to Employee
Signed by Employee
HRIS Notified
Benefits Start
Deadline to Exercise Options
Benefits End

     1. This Agreement for Separation of Employment and Waiver, (including any attached Exhibits, the “Agreement”), is made by and between the Employee, and ____________, and each of its subsidiaries, successors and assigns, and each of their respective directors, officers, shareholders, employees, agents and/or representatives (hereinafter, collectively, the “Company”). The Agreement is made as a result of Employee’s severing employment with the Company. In executing this Agreement, the parties intend and agree to settle fully and finally any and all differences between them that have arisen or might arise from the employment relationship and/or termination of employment (other than the right to payments and benefits under the Plan).
     2. It is understood that neither the negotiations for nor any actions taken in fulfillment of the representations contained herein shall constitute an admission that the Company has acted wrongfully or unlawfully toward Employee or any other person, or that Employee has any rights or claims against the Company. The Company specifically disclaims any liability to, or wrongful acts against, Employee.
     3. Employee understands that his employment with the Company is ending, that he will not be employed by the Company following the Effective Date, and that he will not apply for, or otherwise seek employment with the Company at any time in the future without first notifying the Company of this Agreement.
     4. Employee represents that, except as otherwise permitted or required by law or regulation, he shall not (a) make any derogatory statements with respect to the Company, or (b) disclose trade secrets of the Company, or (c) for the next twenty-four (24) months, and with respect to confidential information that is not a trade secret, disclose any of the Company’s confidential information within or to a person or entity doing business in one or more of the States or countries where the Company operates. Employee further represents that he will not directly or indirectly solicit the employment of any then current employee to leave the Company for the purposes of working on behalf of any organization with which he is Affiliated.
     5. Employee represents and agrees that prior to the Effective Date he will deliver all Company property in his possession or control (including, but not limited to, memoranda, records, notes, plans, manuals, notebooks, disks, diskettes, tapes and any other materials containing any proprietary information of the Company, intellectual property or trade secrets) irrespective of the location or form of such material. If requested by the Company, Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
     6. Employee represents that he has not filed any complaints, charges, lawsuits, or any other claims against the Company arising out of the employment relationship and/or termination of employment and that, except to enforce the terms of this Agreement, or otherwise permitted or required by law or regulation, he will not do so at any time hereafter. This Agreement shall not operate to waive or bar any claim or right which may not by operation of law or regulation be waived or barred.
     7. Employee agrees that, except as permitted or required by law or regulation, he will keep the terms, amounts and facts of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to anyone except his immediate family, tax advisor or accountant, and legal counsel, provided that each such person also agrees to keep this information confidential. Employee agrees that the confidentiality and nondisclosure of this Agreement has substantial economic value to the Company and that a breach of this provision would cause the Company substantial harm.
     8. In exchange for the payment described in Plan Section 3.1(a), Employee agrees that for a period of twenty-four (24) months commencing on the Effective Date, he shall not accept an employment or consulting position with or for the benefit of (i) The Coca-Cola Company, or (ii) a bottling entity that sells Coca-Cola or Dr Pepper Snapple Group-licensed products that would cause him to work in or otherwise have responsibilities related to operations in one or more of the States or countries where the Company operates.
     9. Employee agrees that he will promptly notify the Company if and when he obtains other employment with medical coverage during the benefits continuation period, and that his benefits under the Company benefits program shall thereafter cease.
     10. Employee understands and agrees that he has twenty-one (21) days during which he can decide whether or not to enter into this Agreement, during which time he may consult with an attorney. Employee further agrees that to the extent he so desires he has availed himself of that right. Employee also understands that he has seven (7) days following signature to revoke this Agreement by notifying the Company’s Legal Department at _____________________, in writing, of his decision to revoke. Upon expiration of the seven (7) day revocation period, this Agreement shall become effective and enforceable and payment of consideration set forth herein shall commence.
     11. As a material inducement to the Company to enter into this Agreement, Employee irrevocably releases forever, with prejudice, the Company and all persons acting by, through, under or in concert with it, from all complaints, claims, liabilities, obligations, promises, agreements, rights, demands, costs, losses, debts, and expenses, including attorney fees and costs actually incurred, of any nature, known or unknown; suspected or unsuspected; including, but not limited to, rights under federal, state or local laws prohibiting handicap, age, sex, or other forms of discrimination, including by way of illustration, and not limitation, claims or rights under Title VII, or the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any and all other state, federal and local labor and employment statutes, common law, or other claims growing out of the employment relationship or growing out of any legal restrictions on the Company’s right to hire or terminate its employees. The Parties intend this release and waiver to be as broad as the law permits, and Employee specifically understands that his rights, if any, to raise a claim under the Age Discrimination in Employment Act of 1967, as amended, are being waived herein in return for consideration Employee would not otherwise be entitled to receive. Employee specifically does not waive claims to enforce the Company’s performance under this Agreement or the Plan which may arise after the date this Agreement is fully executed.
     12. Employee agrees that he will devote his best efforts to the Company for the period of time between presentation of this Agreement and the Effective Date.
     13. The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained in it.
     14. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior discussions, agreements or understandings between them on the matter of severance benefits.
     15. The parties agree and understand that any claims relating to this Agreement must be brought in the state or federal courts sitting in the county where the Participant resides on the Qualifying Termination Date. The parties further agree that Delaware law shall apply to any dispute arising under this Agreement.

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